Promissory Note dated December 8, 1997 (Granby)
EX-10.15

PROMISSORY NOTE

PROMISSORY NOTE

Waterbury, Connecticut
$2,600,000.00	December 8, 1997

FOR VALUE RECEIVED, GATEWAY GRANBY, LLC, a Connecticut limited liability company having its principal office address c/o Lester J. Tanner, Tanner Propp, LLP, 99 Park Avenue, New York, New York 10016, its successors and assigns (hereinafter referred to as “Maker”), acting herein by Daniel Elstein, M.D., its Member-Manager-Representative, duly authorized, promises to pay to AMERICAN BANK OF CONNECTICUT, a Connecticut corporation having an office and principal place of business at Two West Main Street, in the City of Waterbury, County of New Haven and State of Connecticut, its successors and assigns (hereinafter referred to as “Bank”), or order, or any subsequent holder hereof (hereinafter referred to as “the holder”), at its office in Waterbury, Connecticut, or such other place as may be designated in writing from time to time by Bank  or the holder, the principal sum of TWO MILLION SIX HUNDRED THOUSAND AND 00/100ths DOLLARS ($2,600,000.00), together with:

(i)

interest at the rate and in the manner hereinafter provided;

(ii)

all costs and expenses, including reasonable attorney’s fees, incurred in the collection of this Note;

(iii)

all costs and expenses, including reasonable attorney’s fees, incurred in the foreclosure of a Mortgage on property known as 2 Gateway Boulevard, Easy Granby, Connecticut (hereinafter referred to as the “Mortgage”) securing this Note;

(iv)

all costs and expenses, including reasonable attorney’s fees, in sustaining, protecting and enforcing Bank’s rights under the Mortgage and/or the Assignment of Rents and Leases (hereinafter referred to as the “Assignment”) or in any litigation or controversy arising from or connected with the Note, the Mortgage and/or the Assignment.

The principal amount of this Note and interest thereon shall be payable in legal tender of the United States of America.

Principal and interest, in arrears, on the unpaid principal amount of this Note shall be payable in monthly installments, calculated as hereinafter set forth, commencing on the first day of February, 1998, and continuing on the first day of each and every month thereafter until September 1, 2021, when the entire indebtedness evidenced by this Note, if not sooner paid, shall be due and payable in full.

For the period commencing December 8, 1997, through December 31, 2002, interest on the unpaid principal amount of this Note shall be earned and payable at eight and one-half (8.50%) percent per annum, and commencing February 1, 1998, and continuing on the first day of each and every month thereafter through January 1, 2003, principal and interest, in arrears, shall be payable in equal monthly installments of Twenty-One Thousand Two Hundred Eighty-Three and 99/100ths ($21,283.99) Dollars.

All payments due under this Note shall be applied first toward payment of any late charges, then to interest, and then to unpaid principal. Interest on the unpaid principal amount of this Note shall be calculated on the basis of a three hundred sixty (360) day year and shall be computed for thirty (30) days for each period for which interest is due and payable pursuant to the terms of this Note.

On January 1, 2003, and on January 1, 2008, and on January 1, 2013, and on January 1, 2018, each date being hereinafter referred to as the “Adjustment Date”, interest on the unpaid principal balance of this Note will be based on the “Index” on the Adjustment Date or the closest business day prior to the Adjustment Date, if the Adjustment Date is not a business day.  The “Index” is the yield for  United States Government Securities Five (5) Year Treasury Constant Maturities as published by the Federal Reserve System in the Federal Reserve Statistical Release H.15(519).  In the event the Index ceases to be made available by the Federal Reserve System or by any successor to the Federal Reserve Board, Bank or holder shall use a comparable index to calculate the interest rate due and payable on the unpaid principal balance of this Note for the periods commencing on each Adjustment Date.

On each Adjustment Date or the closest business day prior to the Adjustment Date if the Adjustment Date is not a business day, Bank or the holder of this Note will calculate the new interest rate by adding two hundred seventy-five (275) basis points (2.75%) to the Index.  Except as hereinafter provided, this amount will be the rate upon which interest is earned and payable on the unpaid balance of this Note until the next Adjustment Date.

Monthly installments of principal and interest due hereunder shall be determined and adjusted after each Adjustment Date so that the monthly installment of principal and interest due on the first day of each calendar month following the Adjustment Date through and including the next Adjustment Date shall be equal to that amount which would be necessary to amortize the principal balance of this Note as of each Adjustment Date at the then applicable interest rate (assuming no prior monthly payments have been delinquent) in equal monthly installments over the number of monthly payments to become due after the Adjustment Date until the maturity (September 1, 2021) of all sums due and payable pursuant to this Note.

Upon default in the payment of any monthly installment of principal and interest for a period of fifteen (15) days after the same becomes due and payable, or upon default in the performance of any of the covenants, agreements and/or obligations in the Mortgage securing this Note, then the entire outstanding principal balance due on this Note, together with all charges and interest thereon, shall immediately, at the option of  Bank, or holder hereof, become due and payable on demand.  And further, upon default in the payment of any monthly installment of principal and interest due hereunder for a period of fifteen (15) days after the same becomes due and payable, Bank, or holder hereof, may, at its option, charge a late fee equal to five (5%) percent of the amount of such late payment.  Failure to exercise any option herein shall not constitute a waiver of the right to exercise the same at any other time.

Notwithstanding anything herein to the contrary, upon default in the payment of any monthly installment of principal and interest for a period of fifteen (15) days after the same becomes due and payable, or upon default in the performance of any of the covenants, agreements and/or obligations in the Mortgage and/or Assignment securing this Note interest on the unpaid principal balance of the Note shall accrue at two (2.00%) percent per annum above the interest rate then and there existing at the time of said default (hereinafter referred to as the “Default Rate”).  Interest at the Default Rate shall be earned and payable on the unpaid balance of this Note after acceleration, maturity and judgment, until the entire outstanding indebtedness evidenced by this Note is paid in full or until Maker, with the consent and approval of Bank or holder (which consent and approval shall be in the sole and unfettered discretion of Bank or holder), reinstates repayment of the loan evidenced by this Note.  Failure to exercise any option herein shall not constitute a waiver of the right to exercise the same at any other time.

Except as hereinafter provided and provided Maker is not in default in the payment of all sums due hereunder, the unpaid balance of this Note may be paid in whole or in part at any time without penalty.  Prepayments of the unpaid balance of this Note shall be credited first to any interest due and owing hereunder and then to principal, and all partial prepayments shall be credited in inverse order of maturity.

Except as hereinafter provided, if, prior to January 1, 2000, the outstanding unpaid balance of this Note is paid in full through a refinancing of the indebtedness evidenced by this Note with any lender other than Bank, after Bank’s refusal to provide said refinancing, Maker shall pay Bank or holder a prepayment penalty equal to two percent (2.00%) of the outstanding unpaid balance due pursuant to this Note at the time of said prepayment.

Except as hereinafter provided, if, during the period January 1, 2000 through December 31, 2001, the outstanding unpaid balance of this Note is paid in full through a refinancing of the indebtedness evidenced by this Note with any lender other than Bank, after Bank’s refusal to provide said refinancing, Maker shall pay Bank or holder a prepayment penalty equal to one percent (1.00%) of the outstanding unpaid balance due pursuant to this Note at the time of said prepayment.

Except as hereinafter provided, if, during the period January 1, 2003 through December 31, 2003, the outstanding unpaid balance of this Note is paid in full through a refinancing of the indebtedness evidenced by this Note with any lender other than Bank, after Bank’s refusal to provide said refinancing, Maker shall pay Bank or holder a prepayment penalty equal to two percent (2.00%) of the outstanding unpaid balance due pursuant to this Note at the time of said prepayment.

Except as hereinafter provided, if, during the period January 1, 2004 through December 31, 2006, the outstanding unpaid balance of this Note is paid in full through a refinancing of the indebtedness evidenced by this Note with any lender other than Bank, after Bank’s refusal to provide said refinancing, Maker shall pay Bank or holder a prepayment penalty equal to one percent (1.00%) of the outstanding unpaid balance due pursuant to this Note at the time of said prepayment.

Anything to the contrary herein notwithstanding, in the event Maker requests additional financing for the construction of a third floor addition to the building located at Two Gateway Boulevard, East Granby, Connecticut, subject to the Mortgage, and Bank is unable or unwilling to provide Maker with said financing, in the event the principal balance of this Note is prepaid in full, Maker shall pay Bank or holder a prepayment penalty equal to one percent (1.00%) of the outstanding principal balance due pursuant to this Note at the time of said prepayment, provided Maker has supplied Bank with evidence, satisfactory to Bank and Bank’s counsel, of an unconditional commitment from a recognized lending institution for said additional financing for said third floor addition and provided further that the prepayment penalties set forth in the preceding paragraphs would be due and payable but for the provisions of this paragraph.

At no time shall the amount of interest earned under this Note exceed that permitted by applicable law.

If Maker becomes insolvent, including in said term the general failure to pay its debts as they mature, or bankrupt, or makes an assignment for the benefit of its creditors or consents to the appointment of a Trustee or receiver of all or a substantial part of its properties or such appointment is made without its consent and is not discharged within one hundred twenty (120) days, or any proceeding pursuant to the United States bankruptcy laws, are instituted by or against it and if against it, remains undismissed for one hundred twenty (120) days, all unpaid principal and interest due on this Note together with all amounts paid and expended by Bank or the holder under the terms hereof and/or the Mortgage and/or the Assignment shall become due and payable without notice or demand.

Further, if any material representation made in the Mortgage and/or the Assignment proves to be untrue, all unpaid principal and interest due on this Note together with all amounts paid by Bank under the terms hereof and/or the Mortgage and/or the Assignment shall become due and payable without notice or demand.

THE MAKER OF THIS NOTE ACKNOWLEDGES THAT THE LOAN EVIDENCED BY THIS NOTE IS A COMMERCIAL TRANSACTION AND WAIVES ITS RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, WITH RESPECT TO ANY PREJUDGMENT REMEDY AS DEFINED THEREIN.

THE MAKER HEREBY WAIVES TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTION OF WHICH THIS NOTE IS A PART AND/OR THE ENFORCEMENT OF ANY OF THE BANK’S RIGHTS AND REMEDIES. THE MAKER ACKNOWLEDGES THAT IT MAKES THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH ITS ATTORNEY.

To secure all payments due pursuant to this Note, Bank or holder shall have a lien against all deposits, credits and property of Maker now or hereafter in the possession or control of Bank or holder or in transit to Bank or holder and, upon default in the payment of any monthly installment of principal and interest due hereunder  for a period of fifteen (15) days, after the same becomes due and payable, Bank or holder shall have a right of setoff for all debts and liabilities arising out of this Note upon and against all deposits, credits and property of Maker, now or hereafter in the possession or control of Bank, without first resorting to any other collateral of Maker.

This note is secured by a first mortgage on property known as 2 Gateway Boulevard, East Granby, Connecticut.

This Note shall be construed under the laws of the State of Connecticut.

GATEWAY GRANBY, LLC

By	/s/ Daniel Elstein
Daniel Elstein, M.D.
Its Member/Manager/Representative

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